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                                                                  EXHIBIT 3.3



                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

      Rollo Entertainment Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

      FIRST: That the Board of Directors of said corporation, at a meeting duly held, adopted resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of said corporation:

      RESOLVED, that the Certificate of Incorporation of Rollo Entertainment Inc. be amended by changing the First Article thereto so that, as amended, said Article shall be and read as follows:

            "FIRST: The name of the corporation (hereinafter called the "Corporation") is NET/GUARD Technologies, Inc."

      RESOLVED, that the Certificate of Incorporation of Rollo Entertainment Inc. be amended by changing the Fourth Article thereto so that, as amended, said Article shall be and read as follows:

            "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Twenty Million (20,000,000). The par value of each of such shares is $.0001. All such shares are of one class and are shares of common stock without cumulative voting rights and without any preemptive rights."

      SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendments has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

      THIRD: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

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      FOURTH: That this Certificate of Amendment of the Certificate of
Incorporation shall be effective immediately upon filing.

      IN WITNESS WHEREOF, said Rollo Entertainment Inc. has caused this certificate to be signed by E. Blaine Mansfield, its President, and attested by Cynthia L. Hoek, its Acting Secretary, this 15th day of November, 1996.

                                        ROLLO ENTERTAINMENT INC.


                                        /s/  E. BLAINE MANSFIELD
                                        ----------------------------------------
                                        E. Blaine Mansfield, President

ATTEST:


/s/  CYNTHIA L. HOEK
------------------------------------
Cynthia L. Hoek, Acting Secretary

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